Exhibit 99.4

Trinity Industries, Inc.
Analysts Conference Call
October 30, 2008
Comments by Steve Menzies

Thank you, Tim. Good morning!

TrinityRail had another solid operating performance during the 3rd quarter of 2008 despite rapidly changing economic and market conditions. We shipped a record number of railcars during the quarter, met our expectations for operating margins and grew our lease fleet while maintaining high fleet utilization. Operating margins for the 3rd quarter were 7.5 % compared to 15.5% a year earlier and 12.3% during the 2nd quarter 2008. We expect our operating margins to decline further during the rest of 2008 as a result of a highly competitive market environment.

During the 3rd quarter, TrinityRail shipped 8,560 railcars, 30% greater than the 6,580 railcars shipped in the 2nd quarter of 2008, and 21% greater than the 7,070 shipments in the 3rd quarter of 2007. We expect shipments of between 7,000 and 7,500 railcars during the 4th quarter of 2008. Some of these shipments may come from our finished goods inventory of railcars built in advance of customers’ needs. Building railcars in advance of orders helps to maintain production continuity and efficiencies while making certain railcar types readily available to customers with immediate needs. We are currently developing our production plans for 2009 amid a rapidly changing market environment.

Railcar orders industry wide weakened during the 3rd quarter. Approximately 7,900 new railcar orders were placed. This brings the industry total for the 1st 9 months of 2008 to more than 30,500 railcars. At quarter end, the total industry backlog stood at approximately 52,800 railcars down 15 % compared to the backlog at the end of the 2nd quarter. We continue to experience weak demand in current order inquiries reflective of lower railcar loadings, rapidly decreasing commodity prices and an overhang of idle, new-built railcars yet to be absorbed into the rail system.

Some industry forecasts have recently been adjusted to reflect 2009 industry production in the 35,000 – 40,000 railcar range which is consistent with the market inputs we review. Most noteworthy is an anticipated decline in railcar production in 2009 related to the sharp decrease in demand for biofuels and their co-products. In addition, forecasts indicate weak demand for intermodal and box cars and steady demand for coal cars and certain covered hoppers.

During the 3rd quarter of 2008, TrinityRail received approximately 4,010 railcar orders raising our order total for the first 9 months of 2008 to slightly more than 15,500 railcars. Many of these orders extend current production lines for a variety of railcars. Specifically, we received orders for covered hoppers, coal cars, open top hoppers, mill gondolas, autoracks and tank cars. The diversity of our orders reflects the breadth of TrinityRail’s product line, customer base and existing production lines.

At the end of the 3rd quarter, TrinityRail’s firm order backlog was approximately 24,130 railcars; a 16 % decrease from the 2nd quarter of 2008. Our order backlog comprises 46% of the industry total. Since our order backlog as of 9/30/08 is spread across several years, I will provide a brief summary of our backlog by year. Our backlog for the balance of 2008 is approximately 7,000 railcars, approximately 8,000 railcars for 2009 and the balance through 2011. Our order backlog is very dynamic and will change from quarter-to-quarter. We are focused on securing orders to fill production gaps in 2009 to maintain production continuity and enable us to realize production efficiencies. Our sales team has historically been successful in obtaining orders to fill our production line gaps.

Our Railcar Leasing and Management Services Group continued to grow its railcar fleet during the 3rd quarter. TrinityRail shipped 4,148 new railcars to customers of our Leasing Company during the 3rd quarter – all subject to firm, non-cancelable leases. This represented about 48% of TrinityRail’s 3rd quarter railcar shipments. During the 3rd quarter, we also sold approximately 1,580 railcars from our lease fleet to TRIP and other various leasing companies and financial institutions. As a result, our lease fleet has grown 22.3 % to more than 43,900 railcars compared to approximately 35,890 railcars in our lease fleet at the end of the 3rd quarter of 2007.

Demand for railcar leasing continues to increase as evidenced by our strong leasing backlog. Our committed lease backlog as of September 30, 2008 was approximately 17,490 railcars or 72% of our total production backlog. We continue to see a long term trend for railroads and industrial producers to use their capital resources to acquire assets that are core to their businesses while relying on leasing for operating assets such as railcars.

Our lease fleet utilization was 99% at the end of the 3rd quarter of 2008.  Lease renewals and successful remarketing of railcars available from leases not renewed have helped maintain our high fleet utilization. Lease rates for renewals and assignments remain stable. The average age of the railcars in our lease fleet is 4.7 years and the average remaining lease term is approximately 4.6 years.

In summary, rapidly changing market conditions, excess industry production capacity and an overhang of idle, recently built railcars is creating a very challenging environment. TrinityRail is well positioned to compete in the current market environment as a result of the initiatives we have implemented during the past several years. Our broad customer base, operating flexibility and diverse product line combined with our leasing capabilities gives us the flexibility to meet customer demand and market challenges.

I’ll now turn it over to Bill McWhirter.